Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the references to us and to estimates of reserves contained in this Annual Report on Form 10-K of Constellation Energy Partners LLC for the year ended December 31, 2008 and in Constellation Energy Partners LLC’s previously filed Registration Statements on Form S-3 2008 (Nos. 333-148948) 2007: (Nos. 333-147085, 333-144388, and 333-148948) and on Form S-8 dated February 16, 2007 (File No. 333-140745).

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/S/ DANNY D. SIMMONS
Danny D. Simmons, P.E. Executive Vice President

Houston, Texas

February 23, 2009